Exhibit A

The Cushing MLP Infrastructure Master Fund

Agreement and Declaration of Trust

Dated as of May 4, 2015

TABLE OF CONTENTS

	ARTICLE I The Trust
1.1	Name	5
1.2	Definitions	5
	ARTICLE II Trustees
2.1	Number and Qualification	10
2.2	Term and Election	10
2.3	Resignation and Removal	11
2.4	Vacancies	11
2.5	Meetings	11
2.6	Trustee Action by Written Consent	12
2.7	Chairman	12
2.8	Officers	12
	ARTICLE III Powers and Duties of Trustees
3.1	General	12
3.2	Investments	13
3.3	Legal Title	13
3.4	Issuance and Repurchase of Units	13
3.5	Borrow Money or Utilize Leverage	14
3.6	Delegation; Committees	14
3.7	Collection and Payment	14
3.8	Expenses	14
3.9	By-Laws	15
3.10	Tax Election	15
3.11	Miscellaneous Powers	15
3.12	Further Powers	15
	ARTICLE IV Advisory, Management and Distribution Arrangements
4.1	Advisory and Management Arrangements	16
4.2	Distribution Arrangements	16
4.3	Parties to Contract	16
	ARTICLE V Limitations of Liability and Indemnification
5.1	No Personal Liability of Unitholders, Trustees, etc.	17
5.2	Mandatory Indemnification	17

5.3	Insurance	18
5.4	No Bond Required of Trustees	18
5.5	No Duty of Investigation; Notice in Trust Instruments, etc.	18
5.6	Reliance on Experts, etc.	19
	ARTICLE VI Units of Beneficial Interest
6.1	Beneficial Interest	19
6.2	Other Securities	19
6.3	Rights of Unitholders	20
6.4	Nature of Entity	20
6.5	Issuance of Units	20
6.6	Register of Units	20
6.7	Transfer Agent and Registrar	21
6.8	Transfer of Units	21
6.9	Permitted Transfers	21
6.10	Notices	21
	ARTICLE VII Custodians
7.1	Appointment and Duties	22
7.2	Central Certificate System	22
	ARTICLE VIII Tender Offers; Mandatory Tenders
8.1	Tender Offers to Repurchase Units	23
8.2	Disclosure of Holding	27
	ARTICLE IX Capital Accounts and Operation Thereof
9.1	Capital Contributions	27
9.2	Capital Accounts	27
9.3	Allocations to Capital Accounts	28
9.4	Allocations for Tax Purposes	31
9.5	Determination of Certain Matters	34
9.6	No Deficit Makeup	34
	ARTICLE X Determination of Net Asset Value; Net Income; Distributions
10.1	Net Asset Value	34
10.2	Distributions to Unitholders	35
10.3	Power to Modify Foregoing Procedures	36
	ARTICLE XI Unitholders

11.1	Meetings of Unitholders	36
11.2	Voting	36
11.3	Notice of Meeting and Record Date	37
11.4	Quorum and Required Vote	37
11.5	Voting; Proxies, etc.	37
11.6	Reports	38
11.7	Inspection of Records	38
11.8	Unitholder Action by Written Consent	38
	ARTICLE XII Duration; Termination of Trust; Amendment; Mergers, Etc.
12.1	Duration	38
12.2	Termination	38
12.3	Amendment Procedure	39
12.4	Merger, Consolidation and Sale of Assets	40
12.5	Subsidiaries	41
12.6	Conversion	41
12.7	Certain Transactions	41
	ARTICLE XIII Miscellaneous
13.1	Tax Classification	43
13.2	Filing of Tax Returns	43
13.3	Tax Matters Partner	43
13.4	Filing	44
13.5	Resident Agent	44
13.6	Governing Law	44
13.7	Counterparts	44
13.8	Reliance by Third Parties	45
13.9	Provisions in Conflict with Law or Regulation	45
13.10	Survival	45

THE CUSHING MLP INFRASTRUCTURE MASTER FUND

AGREEMENT AND DECLARATION OF TRUST

AGREEMENT AND DECLARATION OF TRUST made as of the 4th day of May 2015 by the Trustees hereunder, and by the holders of units beneficial interest issued hereunder as hereinafter provided.

WHEREAS, this Trust has been formed to carry on business as set forth more particularly hereinafter;

WHEREAS, this Trust is authorized to issue an unlimited number of its units of beneficial interest all in accordance with the provisions hereinafter set forth;

WHEREAS, the Trustees have agreed to manage all property coming into their hands as Trustees of a Delaware statutory trust in accordance with the provisions hereinafter set forth; and

WHEREAS, the parties hereto intend that the Trust created by this Agreement and Declaration of Trust (the “Declaration”) and the Certificate of Trust filed with the Secretary of State of the State of Delaware on May 4, 2015 shall constitute a statutory trust under the Delaware Statutory Trust Act and that this Declaration shall constitute the governing instrument of such statutory trust.

NOW, THEREFORE, the Trustees hereby declare that they will hold all cash, securities, and other assets which they may from time to time acquire in any manner as Trustees hereunder IN TRUST to manage and dispose of the same upon the following terms and conditions for the benefit of the holders from time to time of units of beneficial interest in this Trust as hereinafter set forth.

ARTICLE I

The Trust

1.1           Name.  This Trust shall be known as the “The Cushing MLP Infrastructure Master Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determined.

1.2           Definitions.  As used in this Declaration, the following terms shall have the following meanings:

The “1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Unitholder, the deficit balance, if any, in such Unitholder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Unitholder is obligated to restore or is deemed to be obligated to restore pursuant to the Treasury Regulations under Section 704 of the Code and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliated Person” shall have the meanings given to such term in the 1940 Act.

“Assignment” shall have the meanings given to such term in the 1940 Act.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are required by law to be closed.  All references to Business Day herein shall be based on the time in New York, New York.

“By-Laws” shall mean the By-Laws of the Trust as amended from time to time by the Trustees.

“Capital Account” has the meaning ascribed in Section 9.2 hereof.

“Capital Contribution” means with respect to each Unitholder, the amount contributed to the capital of the Trust pursuant to this Agreement as set forth opposite such Unitholder’s name in the Trust’s books and records.

“Closing Date” means the first date on or as of which a Partner other than the General Partner is admitted to the Partnership.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commission” shall mean the Securities and Exchange Commission.

“Declaration” shall mean this Agreement and Declaration of Trust, as amended, supplemented or amended and restated from time to time.

“Delaware General Corporation Law” means the Delaware General Corporation Law, 8 Del. C. §§ 100, et. seq., as amended from time to time.

“Delaware Statutory Trust Statute” shall mean the provisions of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801, et. seq., as such Act may be amended from time to time.

“Fiscal Period” means the period commencing on either the initial Closing Date or the first day following the last day of the immediately preceding Fiscal Period, as the case may be, and ending on the earliest of (i) the date immediately preceding the date on which any additional Capital Contribution is made to the Trust by any Unitholder, (ii) the date of admission of a new Unitholder, (iii) the effective date of any voluntary or compulsory withdrawal by any Unitholder of capital from its Capital Account or withdrawal from the Trust, (iv) the next March 31, June 30, September 30 or December 31, (v) the date on which the Trust terminates or (vi) any other date determined by the Trustees.

 “Fiscal Quarter” shall mean each quarter ending on the last day of February, May, August and November.

“Fiscal Year” shall mean the fiscal year of the Trust, which shall commence on the date of the Trust’s formation and the first day immediately following the last day of the immediately preceding Fiscal Year and shall end on (i) November 30 of each year, (ii) the date on which the Trust terminates and liquidates its assets, and (iii) any other date determined by the Trustees.

“Fundamental Policies” shall mean the investment policies and restrictions designated as fundamental policies from time to time in any registration statement of the Trust filed with the Commission and designated as Fundamental Policies therein or as otherwise adopted by the Trustees and the shareholders in accordance with the requirements of the 1940 Act, as such policies and restrictions may be amended from time to time in accordance with the requirements of the 1940 Act.

“Interested Person” shall have the meanings given to such term in the 1940 Act.

“Majority Unitholder Vote” shall mean a vote of “a majority of the outstanding voting securities” (as such term is defined in the 1940 Act) of the Trust with each class and series of Units voting together as a single class, except to the extent otherwise required by the 1940 Act (if then applicable to the Trust) or this Declaration with respect to any one or more classes or series of Units, in which case the applicable proportion of such classes or series of Units voting as a separate class or series, as the case may be, also will be required.

“Mandatory Tender” has the meaning ascribed in Section 8.1(d) hereof.

“Mandatory Tender Repurchase Instrument” has the meaning ascribed in Section 8.1(e) hereof.

“Mandatory Tender Repurchase Instrument Payee” has the meaning ascribed in Section 8.1(e) hereof.

“Mandatory Tender Unitholder” has the meaning ascribed in Section 8.1(e) hereof.

“Mandatory Tender Valuation Date” has the meaning ascribed in Section 8.1(e) hereof.

“Memorandum” shall mean the Confidential Private Offering Memorandum of the Trust.

“Net Loss,” with respect to any Fiscal Period, means the excess, if any, of the Net Asset Value at the beginning of such Fiscal Period over the Net Asset Value at the end of such Fiscal Period, minus the amount of any distributions or withdrawals during such Fiscal Period, and plus the amount of any Capital Contributions during such Fiscal Period.

“Net Profit,” with respect to any Fiscal Period, means the excess, if any, of the Net Asset Value at the end of such Fiscal Period over the Net Asset Value at the beginning of such Fiscal Period, plus the amount of any distributions or withdrawals during such Fiscal Period, and minus the amount of any Capital Contributions during such Fiscal Period.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2.

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.752-1.

“Notice Date” has the meaning ascribed in Section 8.1(c)(i) hereof.

“Partnership Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2.

“Trust Percentage” means, for each Unitholder, the percentage obtained by dividing the amount of such Unitholder’s Capital Account on the date of determination by the sum of the Capital Accounts of all Unitholders on such date. The sum of the Trust Percentages shall equal 100%. The Trust Percentages shall be set forth in the books and records of the Trust which shall be revised from time to time to reflect Capital Contributions, allocations and reallocations of Net Profit and allocations of Net Loss, distributions and withdrawals.

“Pass-Thru Partner” has the meaning ascribed in Section 13.3 hereof.

“Payee” has the meaning ascribed in Section 8.1(c) hereof.

“Payment Amount” has the meaning ascribed in Section 8.1(c) hereof.

“Permitted Transfer” has the meaning ascribed in Section 6.8 hereof.

“Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Principal Underwriter” shall have the meaning given to such term in the 1940 Act.

“Principal Unitholder” has the meaning ascribed in Section 12.7(b) hereof.

“Regulatory Allocations” has the meaning ascribed in Section 9.3(c) hereof.

“Repurchase Instrument” has the meaning ascribed in Section 8.1(c) hereof.

“Securities” means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon,

“Special Laws or Regulations” means regulatory or compliance requirements imposed by laws other than the 1933 Act, the Securities Exchange Act of 1934 or the 1940 Act, including without limitation those imposed by the Bank Holding Company Act, certain Federal Communications Commission regulations, or ERISA.

“Tax Matters Partner” has the meaning ascribed in Section 13.3 hereof.

“Tender Valuation Date” has the meaning ascribed in Section 8.1(c)(i) hereof.

“Transfer” has the meaning ascribed in Section 6.8 hereof.

“Trust” shall mean the trust established by this Declaration, as amended from time to time, inclusive of each such amendment.

“Trust Property” shall mean as of any particular time any and all property, real or personal, tangible or intangible, which at such time is owned or held by or for the account of the Trust or the Trustees in such capacity.

“Trustees” shall mean the signatories to this Declaration, so long as they shall continue in office in accordance with the terms hereof, and all other persons who at the time in question have been duly elected or appointed and have qualified as Trustees in accordance with the provisions hereof and are then in office.

“Treasury Regulations” mean the Income Tax Regulations under the Code, as such regulations may be amended from time to time.

“Unitholder Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2.

“Unitholder Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2.

“Unitholder Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2.

“Unitholders” shall mean as of any particular time the holders of record of outstanding Unit of the Trust, at such time.

“Units” shall mean the units of beneficial interest into which the beneficial interest in the Trust shall be divided from time to time and includes fractions of Units as well as whole Units. In addition, Units also means any preferred units of beneficial interest which may be issued from time to time, as described herein. All references to Units shall be deemed to be Units of any or all series or classes as the context may require.

“Valuation Date” means the last Business Day of each Fiscal Period and any other date, designated by the Trustees, on which the Trust determines the value of its Units.

ARTICLE II

Trustees

2.1           Number and Qualification.

(a)           Initial Trustees.  Upon execution of this Declaration or a counterpart hereof or some other writing in which the undersigned accepts such Trusteeship(s) and agrees to the provisions hereof, the undersigned(s) whose signature(s) is (are) affixed hereto as initial Trustee(s) shall become the initial Trustee(s) hereof.

(b)           Number.  Prior to the offering of Units, there may be a sole Trustee. Thereafter, the number of Trustees shall be determined by resolution adopted by a majority of the Trustees then in office. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term.

(c)           Qualification.  An individual nominated as a Trustee shall be at least 21 years of age and not older than 80 years of age at the time of nomination and not under legal disability. Trustees need not own Units and may succeed themselves in office.

2.2           Term and Election.  The Trustees shall be elected by the Unitholders of the Trust at a meeting of Unitholders or by written consent in lieu thereof prior to the initial offering of Units by the Trust. Subject to Section 16(a) of the 1940 Act, the Trustees shall have the power to set and alter the terms of office of the Trustees, and at any time to lengthen or shorten their own terms or make their terms of unlimited duration, to elect their own successors and, in accordance with this Declaration, to appoint Trustees to fill vacancies; provided that after the initial election of Trustees by the Unitholders, the term of office of each Trustee shall continue until the termination of this Trust or his earlier death, resignation, retirement, bankruptcy, adjudicated incompetency or other incapacity or removal, or if not so terminated, until the election of such Trustee’s successor in office has become effective in accordance with this Section 2.2.

2.3           Resignation and Removal.  Any of the Trustees may resign their trust (without need for prior or subsequent accounting) by an instrument in writing signed by such Trustee and delivered or mailed to the Trustees or the Chairman, if any, the President or the Secretary and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed for cause only, and not without cause, and only by action taken by a majority of the remaining Trustees then in office followed by the holders of at least seventy-five percent (75%) of the Units then entitled to vote in an election of such Trustee or by a Delaware court of competent jurisdiction. Upon the resignation or removal of a Trustee, each such resigning or removed Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of such resigning or removed Trustee. Upon the death, bankruptcy, incompetence or other incapacity of any Trustee, such Trustee or such Trustee’s legal representative shall execute and deliver on such Trustee’s behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.

2.4           Vacancies.  Subject to Section 16(a) of the 1940 Act, whenever a vacancy in the Board of Trustees shall occur, the remaining Trustees may fill such vacancy by appointing an individual having the qualifications described in this Article or may leave such vacancy unfilled or may reduce the number of Trustees; provided, that if the Unitholders of any class or series of Units are entitled separately to elect one or more Trustees, a majority of the remaining Trustees or the sole remaining Trustee elected by that class or series may fill any vacancy among the number of Trustees elected by that class or series. Any vacancy created by an increase in Trustees may be filled by the appointment by the Trustees of an individual having the qualifications described in this Article. No vacancy shall operate to annul this Declaration or to revoke any existing agency created pursuant to the terms of this Declaration. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration.

2.5           Meetings.  Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, or the President or any two Trustees. Regular meetings of the Trustees may be held without call or notice at a time and place fixed by the By-Laws or by resolution of the Trustees. Notice of any other meeting shall be given by the Secretary and shall be delivered to the Trustees orally not less than 24 hours, or in writing not less than 72 hours, before the meeting, but may be waived in writing by any Trustee either before or after such meeting. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been properly called or convened. A quorum for all meetings of the Trustees shall be one-third of the Trustees in office. Unless provided otherwise in this Declaration and except as required under the 1940 Act, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consent of a majority of the Trustees.

Any committee of the Trustees, including an executive committee, if any, may act with or without a meeting. A quorum for all meetings of any such committee shall be one-third of the members thereof. Unless provided otherwise in this Declaration and except as required under the 1940 Act, any action of any such committee may be taken at a meeting by vote of a majority of the members present (a quorum being present) or without a meeting by written consent of all of the members. For any committee of the Trustees comprised of one Trustee, a quorum shall be one.

With respect to actions of the Trustees and any committee of the Trustees, Trustees who are Interested Persons in any action to be taken may be counted for quorum purposes under this Section and shall be entitled to vote to the extent not prohibited by the 1940 Act.

All or any one or more Trustees may participate in a meeting of the Trustees or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting.

2.6           Trustee Action by Written Consent.  Any action which may be taken by Trustees by vote may be taken without a meeting if that number of the Trustees, or members of a committee, as the case may be, that would be required for approval of such action at a meeting of the Trustees or of such committee at which all of the Trustees or members were present consent to the action in writing and the written consents are filed with the records of the meetings of Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees or the relevant committee.

2.7           Chairman.  The Trustees may elect a Chairman who shall serve at the pleasure of the Trustees.  The Chairman shall be a Trustee and shall not, in his capacity as such, be an officer of the Trust.

2.8           Officers. The Trustees shall elect a President, a Secretary, and a Treasurer who shall serve at the pleasure of the Trustees or until their successors are elected. The Trustees may elect or appoint or may authorize the Chairman, if any, or President to appoint such other officers or agents with such powers as the Trustees may deem to be advisable. The President, Secretary and Treasurer may, but need not, be a Trustee.

ARTICLE III

Powers and Duties of Trustees

3.1           General.  The Trustees shall owe to the Trust and its Unitholders the same fiduciary duties as owed by directors of corporations to such corporations and their stockholders under the Delaware General Corporation Law. The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the

Trustees were the sole owners of the Trust Property and business in their own right, but with such powers of delegation as may be permitted by this Declaration. The Trustees may perform such acts as in their sole discretion are proper for conducting the business of the Trust. The enumeration of any specific power herein shall not be construed as limiting the aforesaid power. Such powers of the Trustees may be exercised without order of or resort to any court.

3.2           Investments.The Trustees shall have power, subject to the Fundamental Policies in effect from time to time with respect to the Trust, to:

(a)           manage, conduct, operate and carry on the business of the Trust;

(b)           subscribe for, invest in, reinvest in, purchase or otherwise acquire, enter into, become obligated with respect to, hold, pledge, sell, assign, transfer, exchange, lend, borrow, distribute or otherwise deal in or dispose of any and all sorts of property, tangible or intangible, including but not limited to securities of any type whatsoever, whether equity or non-equity, of any issuer, evidences of indebtedness of any Person and any other rights, interests, instruments or property of any sort and to exercise any and all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more Persons to exercise any of said rights, powers and privileges in respect of any of said investments.

The Trustees shall not be limited by any law limiting the investments which may be made by fiduciaries.

3.3           Legal Title.  Legal title to all the Trust Property shall be vested in the Trustees as joint tenants except that the Trustees shall have power to cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of the Trust, or in the name of any other Person as nominee, custodian or pledgee, on such terms as the Trustees may determine.

The right, title and interest of the Trustees in the Trust Property shall vest automatically in each person who may hereafter become a Trustee upon his due election and qualification. Upon the ceasing of any person to be a Trustee for any reason, such person shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

3.4           Issuance and Repurchase of Units.  The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, Units, including Units in fractional denominations, and, subject to the more detailed provisions set forth in Articles VIII and IX, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Units any funds or property whether capital or surplus or otherwise, to the full extent now or hereafter permitted corporations formed under the Delaware General Corporation Law.

3.5           Borrow Money or Utilize Leverage.  Subject to the Fundamental Policies in effect from time to time with respect to the Trust, the Trustees shall have the power to borrow money or otherwise obtain credit or utilize leverage to the maximum extent permitted by law or regulation as such may be needed from time to time and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Trust, including the lending of portfolio securities, and to endorse, guarantee, or undertake the performance of any obligation, contract or engagement of any other person, firm, association or corporation.

3.6           Delegation; Committees.  The Trustees shall have the power, consistent with their continuing exclusive authority over the management of the Trust and the Trust Property, to delegate from time to time to such of their number or to officers, employees or agents of the Trust the doing of such things and the execution of such instruments either in the name of the Trust or the names of the Trustees or otherwise as the Trustees may deem expedient, to at least the same extent as such delegation is permitted to directors of corporations formed under the Delaware General Corporation Law and is permitted by the 1940 Act, as well as any further delegations the Trustees may determine to be desirable, expedient or necessary in order to effect the purpose hereof. The Trustees may designate one or more committees which shall have all or such lesser portion of the authority of the entire Board of Trustees as the Trustees shall determine from time to time except to the extent action by the entire Board of Trustees or particular Trustees is required by the 1940 Act.

3.7           Collection and Payment.  The Trustees shall have power to collect all property due to the Trust; to pay all claims, including taxes, against the Trust Property or the Trust, the Trustees or any officer, employee or agent of the Trust; to prosecute, defend, compromise or abandon any claims relating to the Trust Property or the Trust, or the Trustees or any officer, employee or agent of the Trust; to foreclose any security interest securing any obligations, by virtue of which any property is owed to the Trust; and to enter into releases, agreements and other instruments. Except to the extent required for a corporation formed under the Delaware General Corporation Law, the Unitholders shall have no power to vote as to whether or not a court action, legal proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Unitholders.

3.8           Expenses.  The Trustees shall have power to incur and pay out of the assets or income of the Trust any expenses which in the opinion of the Trustees are necessary or incidental to carry out any of the purposes of this Declaration, and the business of the Trust, and to pay reasonable compensation from the funds of the Trust to themselves as Trustees. The Trustees shall fix the compensation of all officers, employees and Trustees. The Trustees may pay themselves such compensation for special services, including legal, underwriting, syndicating and brokerage services, as they in good faith may deem reasonable reimbursement for expenses reasonably incurred by themselves on behalf of the Trust. The Trustees shall have the power, as frequently as they may determine, to cause each Unitholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, Unitholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Unitholder from declared but unpaid dividends or distributions owed such Unitholder and/or by reducing the number of Units in the account of such Unitholder by that number of full and/or fractional Units which represents the outstanding amount of such charges due from such Unitholder.

3.9           By-Laws.  The Trustees shall have the exclusive authority to adopt and from time to time amend or repeal By-Laws for the conduct of the business of the Trust.

3.10           Tax Election.  The Trustees shall have the exclusive authority to make such elections under the Code and other relevant tax laws as to the treatment of items of Trust income, gain, loss, deduction and expense, and as to all other relevant matters, as the Trustees deem necessary or appropriate, including, without limitation, elections referred to in Section 754 of the Code, determination of which items of cash outlay are to be capitalized or treated as current expenses, and selection of the method of accounting and bookkeeping procedures to be used by the Trust.

3.11           Miscellaneous Powers.  The Trustees shall have the power to: (a) employ or contract with such Persons as the Trustees may deem desirable for the transaction of the business of the Trust; (b) enter into joint ventures, partnerships and any other combinations or associations; (c) purchase, and pay for out of Trust Property, insurance policies insuring the Unitholders, Trustees, officers, employees, agents, investment advisors, distributors, selected dealers or independent contractors of the Trust against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, whether or not constituting negligence, or whether or not the Trust would have the power to indemnify such Person against such liability; (d) establish pension, profit-sharing, Unit purchase, and other retirement, incentive and benefit plans for any Trustees, officers, employees and agents of the Trust; (e) make donations, irrespective of benefit to the Trust, for charitable, religious, educational, scientific, civic or similar purposes; (f) to the extent permitted by law, indemnify any Person with whom the Trust has dealings, including without limitation any advisor, administrator, manager, transfer agent, custodian, distributor or selected dealer, or any other person as the Trustees may see fit to such extent as the Trustees shall determine; (g) guarantee indebtedness or contractual obligations of others; (h) determine and change the fiscal year of the Trust and the method in which its accounts shall be kept; and (i) adopt a seal for the Trust but the absence of such seal shall not impair the validity of any instrument executed on behalf of the Trust.

3.12           Further Powers.  The Trustees shall have the power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Trustees. The Trustees will not be required to obtain any court order to deal with the Trust Property.

ARTICLE IV

Advisory, Management and Distribution Arrangements

4.1           Advisory and Management Arrangements.  Subject to the requirements of applicable law as in effect from time to time, the Trustees may in their discretion from time to time enter into advisory, administration or management contracts (including, in each case, one or more sub-advisory, sub-administration or sub-management contracts, without regard as to whether the Trust is a party to such contracts) whereby the other party to any such contract shall undertake to furnish the Trustees such advisory, administrative and management services, with respect to the Trust as the Trustees shall from time to time consider desirable and all upon such terms and conditions as the Trustees may in their discretion determine. Notwithstanding any provisions of this Declaration, the Trustees may authorize any advisor, administrator or manager (subject to such general or specific instructions as the Trustees may from time to time adopt) to effect investment transactions with respect to the assets on behalf of the Trustees to the full extent of the power of the Trustees to effect such transactions or may authorize any officer, employee or Trustee to effect such transactions pursuant to recommendations of any such advisor, administrator or manager (and all without further action by the Trustees). Any such investment transaction shall be deemed to have been authorized by all of the Trustees.

4.2           Distribution Arrangements.  Subject to compliance with the 1940 Act, the Trustees may retain underwriters and/or placement agents to sell Trust Units and debt instruments.  The Trustees may in their discretion from time to time enter into one or more contracts, providing for the sale of the Units and debt instruments of the Trust, whereby the Trust may either agree to sell such Units or debt instruments to the other party to the contract or appoint such other party its sales agent for such Units.  In either case, the contract shall be on such terms and conditions as the Trustees may in their discretion determine not inconsistent with the provisions of this Article IV or the By-Laws; and such contract may also provide for the repurchase or sale of Units or debt instruments of the Trust by such other party as principal or as agent of the Trust and may provide that such other party may enter into selected dealer agreements with registered securities dealers and brokers and servicing and similar agreements with persons who are not registered securities dealers to further the purposes of the distribution or repurchase of the Units or debt instruments of the Trust.

4.3           Parties to Contract. Any contract of the character described in Sections 4.1 and 4.2 of this Article IV or in Article VII hereof may be entered into with any Person, although one or more of the Trustees, officers or employees of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom, provided that the contract when entered into was reasonable and fair and not inconsistent with the provisions of this Article IV or the By-Laws. The same Person may be the other party to contracts entered into pursuant to Sections 4.1 and 4.2 above or Article VII, and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 4.3.

ARTICLE V

Limitations of Liability and Indemnification

5.1           No Personal Liability of Unitholders, Trustees, etc.  No Unitholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Unitholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law. No Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, save only liability to the Trust or its Unitholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any Unitholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he shall not, on account thereof, be held to any personal liability. Any repeal or modification of this Section 5.1 shall not adversely affect any right or protection of a Trustee or officer of the Trust existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5.2           Mandatory Indemnification.

(a)           The Trust hereby agrees to indemnify, to the fullest extent authorized, and in the manner permitted by applicable federal law and the Delaware General Corporation Law, each person who at any time serves as a Trustee, investment adviser or officer of the Trust (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth in this Article V.  The rights to indemnification set forth in this Declaration shall continue as to a person who has ceased to be a Trustee, investment adviser or officer of the Trust and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee, investment adviser or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal. To the fullest extent authorized, and in the manner permitted by applicable federal law and the Delaware General Corporation Law, the Trust shall make advance payments in connection with expenses associated with any action with respect to which indemnification might be sought hereunder.  No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to advancement of expenses hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

(c)           Pursuant and subject to paragraph 5.2(a) and (b) above, the Trust shall indemnify each indemnitee against, or advance expenses of any indemnitee for, the amount of any deductible provided in any liability insurance policy maintained by the Trust.

(d)           The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Declaration, the By-Laws of the Trust, any statute, agreement, vote of stockholders or Trustees who are “disinterested persons” (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she may be lawfully entitled.

(e)           Subject to any limitations provided by the 1940 Act and this Declaration, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Trust or serving in any capacity at the request of the Trust to the full extent corporations organized under the Delaware General Corporation Law may indemnify or provide for the advance payment of expenses for such Persons, provided that such indemnification or payment has been approved by a majority of the Trustees.

5.3           Insurance.  The Trust may purchase and maintain insurance on behalf of any Trustee or officer of the Trust against any liability asserted against any such Trustee or officer, or employees, agents and other Persons.  The Trust may purchase and maintain insurance on its behalf in respect of any liability it may incur to provide indemnification under the By-Laws, this Declaration or law.

5.4           No Bond Required of Trustees.  No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of his duties hereunder.

5.5           No Duty of Investigation; Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate,

Unit, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. The Trustees may maintain insurance for the protection of the Trust Property, its Unitholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

5.6           Reliance on Experts, etc.  Each Trustee and officer or employee of the Trust shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or expert may also be a Trustee.

ARTICLE VI

Units of Beneficial Interest

6.1           Beneficial Interest.  The interest of the beneficiaries hereunder shall be divided into an unlimited number of transferable units of beneficial interest, par value $.001 per unit, any number of which may be preferred units.  All Units issued in accordance with the terms hereof, including, without limitation, Units issued in connection with a dividend in Units or a split of Units, shall be fully paid and, except as provided in the last sentence of Section 3.8, nonassessable when the consideration determined by the Trustees (if any) therefor shall have been received by the Trust.

6.2           Other Securities.  The Trustees may, subject to the Fundamental Policies and the requirements of the 1940 Act, authorize and issue such securities of the Trust as they determine to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Trustees see fit, including preferred interests, debt securities or other senior securities. To the extent that the Trustees authorize and issue preferred units of any class or series, they are hereby authorized and empowered to amend or supplement this Declaration as they deem necessary or appropriate, including to comply with the requirements of the 1940 Act or requirements imposed by the rating agencies or other Persons, all without the approval of Unitholders. Any such supplement or amendment shall be filed as is necessary. The Trustees are also authorized to take such actions and retain such persons as they see fit to offer and sell such securities.  Without limiting the foregoing, if other equity interests are so issued, then, in the sole and absolute discretion of the Trustees, the provisions of Articles IX and X of this Agreement shall be interpreted to apply to each class or series of equity interests as appropriate to effectuate the intended economic sharing arrangements between and among the Trust’s classes and/or series of equity interests.

6.3           Rights of Unitholders.  The Units shall be personal property giving only the rights in this Declaration specifically set forth. The ownership of the Trust Property of every description and the right to conduct any business herein before described are vested exclusively in the Trustees, and the Unitholders shall have no interest therein other than the beneficial interest conferred by their Units, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust nor can they be called upon to share or assume any losses of the Trust or, subject to the right of the Trustees to charge certain expenses directly to Unitholders, as provided in the last sentence of Section 3.8, suffer an assessment of any kind by virtue of their ownership of Units. The Units shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified in this Section 6.3, in Section 12.4 or as specified by the Trustees when creating the Units, as in preferred units).

6.4           Nature of Entity.  It is the intention of the Trustees to create only the relationship of trustee and beneficiary between the Trustees and each Unitholder from time to time. Except as set forth in the last sentence of this Section 6.4, it is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a trust. Nothing in this Declaration shall be construed to make the Unitholders, either by themselves or with the Trustees partners or members of a joint stock association. Notwithstanding the foregoing, it is the intention of the Trustees that the Trust shall be treated as a partnership for U.S. federal and other applicable income tax purposes.

6.5           Issuance of Units.  The Trustees, in their discretion, may from time to time without vote of the Unitholders issue Units including preferred units that may have been established pursuant to Section 6.2, in addition to the then issued and outstanding Units and Units held in the treasury, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Trustees may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Trustees may from time to time divide or combine the Units or any class or series thereof into a greater or lesser number without thereby changing the proportionate beneficial interest in such Units. Issuances and redemptions of Units may be made in whole Units and/or l/l,000ths of a Unit or multiples thereof as the Trustees may determine.

6.6           Register of Units.  A register shall be kept at the offices of the Trust or any transfer agent duly appointed by the Trustees under the direction of the Trustees which shall contain the names and addresses of the Unitholders and the number of Units held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each class or series of Units. Each such register shall be conclusive as to who are the holders of the Units of the applicable class or series of Units and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Unitholders. No Unitholder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to him as herein provided, until he has given his address to a transfer agent or such other officer or agent of the Trustees as shall keep the register for entry thereon. It is not contemplated that certificates will be issued for the Units; however, the Trustees, in their discretion, may authorize the issuance of Unit certificates and promulgate appropriate fees therefore and rules and regulations as to their use.

6.7           Transfer Agent and Registrar.  The Trustees shall have power to employ a transfer agent or transfer agents, and a registrar or registrars, with respect to the Units. The transfer agent or transfer agents may keep the applicable register and record therein, the original issues and transfers, if any, of the said Units. Any such transfer agents and/or registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, as modified by the Trustees.

6.8           Transfer of Units.  Except as otherwise provided in this Declaration, a Unitholder may sell, assign, encumber, hypothecate, pledge, convey in trust, gift or transfer by bequest, or otherwise effect a transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly (a “Transfer”), all or any part of its Units only with the prior written consent of the Trust (a “Permitted Transfer”), which consent may be withheld in its sole and absolute discretion.

6.9           Permitted Transfers.  Upon the consent of the Trust, Units shall be transferable on the records of the Trust only by the record holder thereof or by its agent thereto duly authorized in writing, upon delivery to the Trustees or a transfer agent of the Trust of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization and of other matters as may reasonably be required. Upon such delivery the Permitted Transfer shall be recorded on the applicable register of the Trust. Until such record is made, the Unitholder of record shall be deemed to be the holder of such Units for all purposes hereof and neither the Trustees nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed Permitted Transfer. Any person becoming entitled to any Units in consequence of the death, bankruptcy, or incompetence of any Unitholder, or otherwise by operation of law, shall be recorded on the applicable register of Units as the holder of such Units upon production of the proper evidence thereof to the Trustees or a transfer agent of the Trust and upon the written consent of the Trust, but until such record is made, the Unitholder of record shall be deemed to be the holder of such for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer or agent of the Trust shall be affected by any notice of such death, bankruptcy or incompetence, or other operation of law.

6.10           Notices. Any and all notices to which any Unitholder hereunder may be entitled and any and all communications shall be deemed duly served or given if mailed, postage prepaid, addressed to any Unitholder of record at his last known address as recorded on the applicable register of the Trust or if delivered in any other manner permitted by applicable law or the Shareholder.

ARTICLE VII

Custodians

7.1           Appointment and Duties.  The Trustees shall at all times employ a custodian or custodians, meeting the qualifications for custodians for portfolio securities of investment companies contained in the 1940 Act as custodian with respect to the assets of the Trust. Any custodian shall have authority as agent of the Trust with respect to which it is acting as determined by the custodian agreement or agreements, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the By-Laws of the Trust and the 1940 Act:

(1)          to hold the securities owned by the Trust and deliver the same upon written order;

(2)          to receive any receipt for any moneys due to the Trust and deposit the same in its own banking department (if a bank) or elsewhere as the Trustees may direct;

(3)          to disburse such funds upon orders or vouchers;

(4)          if authorized by the Trustees, to keep the books and accounts of the Trust and furnish clerical and accounting services; and

(5)          if authorized to do so by the Trustees, to compute the net income or net asset value of the Trust;

all upon such basis of compensation as may be agreed upon between the Trustees and the custodian.

The Trustees may also authorize each custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees, provided that, in every case such sub-custodian shall meet the qualifications for custodians contained in the 1940 Act.

7.2           Central Certificate System.  Subject to such rules, regulations and orders as the Commission may adopt, the Trustees may direct the custodian to deposit all or any part of the securities owned by the Trust in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the Commission under the Securities Exchange Act of 1934, or such other Person as may be permitted by the Commission, or otherwise in accordance with the 1940 Act, pursuant to which system all securities of any particular class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities, provided that all such deposits shall be subject to withdrawal only upon the order of the Trust.

ARTICLE VIII

Tender Offers; Mandatory Tenders

8.1           Tender Offers to Repurchase Units.

(a)           The Units of the Trust are not redeemable by Unitholders and no Unitholder shall have the right to require the Trust or any Person to redeem or repurchase Units or make a voluntary withdrawal from its Capital Account.

(b)           The Trustees may, from time to time and in their absolute discretion and on such terms and conditions as it may determine (subject to the 1940 Act and other applicable law), cause the Trust to offer to repurchase Units pursuant to written tender offers.  The Trustees shall cause the Trust to repurchase Units pursuant to written tender offers only on terms it determines, in their absolute discretion, to be reasonable and fair to the Trust and to all Unitholders.

(i)      The Trust shall not conduct a tender offer to repurchase Units on more than four occasions during any one Fiscal Year unless it has been advised by counsel to the Trust to the effect that more frequent offers would not cause material adverse tax consequences to the Trust.

(ii)      A Unitholder who tenders for repurchase only a portion of such Unitholder’s Units shall be required to maintain a Capital Account balance at least equal to the applicable minimum investment in the Fund after giving effect to the repurchase.  If a Unitholder tenders an amount that would cause the Unitholder’s Capital Account balance to fall below the required minimum Capital Account balance, the Trust reserves the right to reduce the amount to be purchased from the Unitholder pursuant to the tender so that the required minimum balance is maintained or to cause the Trust to repurchase the Unitholder’s entire interest in the Trust.

(c)           Repurchases pursuant to tender offers by the Trust pursuant to Section 8.1(b) shall be effective after receipt and acceptance by the Trust of all eligible written tenders of Units from Unitholders  and, unless otherwise determined by the Trustees from time to time including as a result of changes in applicable law or the interpretation thereof, shall be subject to the following tender offer procedures:

(i)      Unitholders choosing to tender Units for repurchase must do so by the applicable date established by the Trust and set forth in the written tender offer (the “Notice Date”).  Generally, the Notice Date will be the

25th day of the second month prior to the month containing the date as of which Units are to be repurchased. Units will be valued as of the “Tender Valuation Date” (which date, unless otherwise determined by the Trustees, shall be the last Business Day of the month on which such Units are to be repurchased);

(ii)      promptly after the Notice Date, the Trust will give to each Unitholder whose Units have been accepted for repurchase an instrument (the “Repurchase Instrument”) entitling the Unitholder to be paid an amount equal to the value, determined as of the Tender Valuation Date, of the repurchased Units (the “Payment Amount”);

(iii)                 the Repurchase Instrument will be non-negotiable, non-interest bearing and nontransferable; and

(iv)                 a Unitholder who receives a Repurchase Instrument (the “Payee”) shall retain all rights, with respect to its tendered Units, to inspect the books and records of the Trust and to receive financial and other reports relating to the Trust until the payment date.  Except as otherwise provided in the preceding sentence or in the Repurchase Instrument, such Payee shall not be a Unitholder of the Trust and shall have no other rights (including, without limitation, any voting rights) under this Declaration.  For purposes of calculating the value of the repurchased Units, the amount payable to the Payee will take into account and include all Trust income, gains, losses, deductions and expenses that the Payee would have been allocated for tax and book purposes had the Payee remained the owner of the repurchased Units until the Valuation Date.  If the Trust is liquidated or dissolved prior to the original Valuation Date, the Valuation Date shall become the date on which the Trust is liquidated or dissolved and the value of the repurchased Units will be calculated in accordance with the foregoing sentence.  Payment in respect of the Repurchase Instrument will be made within 45 days after the Repurchase Valuation Date.  Payment in respect of the Repurchase Instrument may be made in one or more installments.  The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Repurchase Valuation Date.

(v)      Notwithstanding anything in the foregoing to the contrary, the Trustees, in their absolute discretion, may pay all or any portion of the amount due pursuant to the Repurchase Instrument in marketable Securities (or any combination of marketable Securities and cash).  The Trustees may from time to time establish such other policies and procedures in connection with tender offers to repurchase Units as they deem to be necessary or desirable and in the interests of the Trust and the Unitholders, including without limitation the imposition of fees for the repurchase or all or some Units through tender offers.

(d)           The Trustees may cause the Trust to repurchase the Units of a Unitholder (a “Mandatory Tender”), and each Unitholder shall by acquiring such Units be deemed to have affirmatively consented to tender its Units to the Trust for repurchase, in the event that the Trustees in its sole discretion determines that:

(i)      such Units has been transferred in violation of Declaration, or such Units have vested in any person other than by operation of law as the result of the death, divorce, bankruptcy, insolvency, adjudicated incompetence, dissolution, merger, reorganization or termination of a Unitholder and the Trustees, in their absolute sole discretion, did not approve the admission of a substitute Unitholder;

(ii)      ownership of such Units by a Unitholder or other person is likely to cause the Trust to be in violation of, or require registration of any Units under, or subject the Trust to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(iii)                 continued ownership of such Units by a Unitholder may be harmful or injurious to the business or reputation of the Trust, the Trustees or any of their affiliates, or may subject the Trust, or any Unitholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

(iv)                 any of the representations and warranties made by a Unitholder or other person in connection with the acquisition of a Unit was not true when made or has ceased to be true;

(v)      with respect to a Unitholder subject to Special Laws or Regulations, such Unitholder is likely to cause the Trust to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of such Unitholder continuing to hold Units; or

(vi)                 it would be in the best interests of the Trust for the Trust to repurchase Units, including without limitation in connection with the liquidation or termination of the Trust.

(e)           In the event that the Trustees determine that the Trust should repurchase Units of a Unitholder pursuant to a Mandatory Tender, repurchases shall be subject to the following mandatory tender procedures unless otherwise determined by the Trustees from time to time:

(i)      Units will be valued as of the “Mandatory Tender Valuation Date” (which date, unless otherwise determined by the Trustees, shall be the last Business Day of the month in which the Trust intends to repurchase the Units);

(ii)      promptly after the Trustees determines that the Trust should repurchase Units of a Unitholder pursuant to a Mandatory Tender, the Trust will give to such Unitholder whose Units are subject to such Mandatory Tender (a “Mandatory Tender Unitholder”) notice of the Trust’s intent to repurchase the Units and the expected Mandatory Tender Valuation Date for such Units;

(iii)                 promptly after the Mandatory Tender Valuation Date, the Trust will give to the Mandatory Tender Unitholder an instrument (the “Mandatory Tender Repurchase Instrument”) entitling the Mandatory Tender Unitholder to be paid an amount equal to the value, determined as of the Mandatory Tender Valuation Date, of the repurchased Units;

(iv)                 the Mandatory Tender Repurchase Instrument will be non-negotiable, non-interest bearing and nontransferable; and

(v)      a Unitholder who receives a Mandatory Tender Repurchase Instrument (the “Mandatory Tender Repurchase Instrument Payee”) shall retain all rights, with respect to its repurchased Units, to inspect the books and records of the Trust and to receive financial and other reports relating to the Trust until the payment date.  Except as otherwise provided in the preceding sentence or in the Mandatory Tender Repurchase Instrument, such Mandatory Tender Repurchase Instrument Payee shall not be a Unitholder of the Trust and shall have no other rights (including, without limitation, any voting rights) under this Declaration.  For purposes of calculating the value of the repurchased Unit, the amount payable to the Mandatory Tender Repurchase Instrument Payee will take into account and include all Trust income, gains, losses, deductions and expenses that the Mandatory Tender Repurchase Instrument Payee would have been allocated for tax and book purposes had the Mandatory Tender Repurchase Instrument Payee remained the owner of the repurchased Units until the Mandatory Tender Valuation Date.  If the Trust is liquidated or dissolved prior to the original Mandatory Tender Valuation Date, the Mandatory Tender Valuation Date shall become the date on which the Trust is liquidated or dissolved and the value of the repurchased Units will be calculated in accordance with the foregoing sentence.  Payment in respect of the Mandatory Tender Repurchase Instrument will be made within 45 days after the Mandatory Tender Valuation Date.  Payment in respect of the Mandatory Tender Repurchase Instrument may be made in one or more installments.  The Mandatory Tender Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Mandatory Tender Valuation Date.

(vi)                 Notwithstanding anything in the foregoing to the contrary, the Trustees, in their absolute discretion, may pay all or any portion of the amount due pursuant to a Mandatory Tender Repurchase Instrument in marketable Securities (or any combination of marketable Securities and cash). The Trustees may from time to time establish such other policies and procedures in connection with Mandatory Tenders as they deem to be necessary or desirable and in the interests of the Trust and the Unitholders.

8.2           Disclosure of Holding.  The holders of Units or other securities of the Trust shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Units or other securities of the Trust as the Trustees deem necessary to comply with the provisions of the Code, the 1940 Act or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority.

ARTICLE IX

Capital Accounts and Operation Thereof

9.1           Capital Contributions.

(a)           Each Unitholder has made Capital Contributions to the Trust in cash in the amounts set forth in the Trust’s books and records.  Except as provided for herein, a Unitholder shall not be required to make any further Capital Contributions to the Trust.

(b)           The Trustees, in their absolute discretion, may accept additional Capital Contributions to the Trust in cash from new or existing Unitholders on the first Business Day of each Fiscal Quarter or at any other time as determined by the Trustees.  At the time of any additional Capital Contribution from a new or existing Unitholder, in the sole and absolute discretion of the Trustees, such Unitholder’s Capital Account may be debited by an amount determined in good faith by the Trustees to be equal to the pro rata share of estimated transaction and other costs which were incurred or accrued by the Trust attributable to such additional Capital Contribution, as reimbursement for such costs.  Such debited amount shall be allocated to the existing non-contributing Unitholders in proportion to their respective Capital Account balances at the beginning of the Fiscal Period with respect to which the additional Capital Contributions are made.

(c)           Except as expressly set forth herein, no Unitholder shall be entitled to any return of capital, interest or compensation by reason of its Capital Contributions or by reason of being a Unitholder.

9.2           Capital Accounts.  The Trust shall establish and maintain a separate account (the “Capital Account”) for each Unitholder.  The initial balance of the Capital Account for each Unitholder shall be such Unitholder’s initial Capital Contribution.

(a)           The balance of the Capital Account of each Unitholder shall be increased at the end of each Fiscal Period by (i) the amount of any additional cash contributions made by such Unitholder, (ii) the fair market value of any property (other than cash) contributed to the Trust by such Unitholder (net of liabilities assumed or to which such property is subject),

(iii) allocations to such Unitholder of Net Profit (or items thereof), (iv) allocations to such Unitholder, if any, made pursuant to Section 9.1(b) and (v) any other adjustments required by the Treasury Regulations.

(b)           The balance of the Capital Account of each Unitholder shall be decreased by (i) the amount of any cash distributions made to such Unitholder, (ii) the fair market value of any property (other than cash) distributed to such Unitholder (net of any liabilities to which such property is subject), (iii) allocations to such Unitholder of Net Loss (or items thereof), (iv) reallocations from such Unitholder, if any, made pursuant to Section 9.1(b) and (v) any other adjustments required by the Treasury Regulations.

(c)           Notwithstanding any other provision of this Agreement to the contrary, the provisions of Article IX regarding the maintenance of Capital Accounts shall be construed so as to comply with the provisions of the Code and Treasury Regulations thereunder.  The Trustees are hereby authorized to interpret and to modify the foregoing provisions to the extent necessary to comply with such Treasury Regulations.

9.3           Allocations to Capital Accounts.

(a)           General Allocations.

(i)      Except as otherwise provided in this Article IX, at the end of each Fiscal Period, the Capital Account of each Unitholder shall be tentatively adjusted by crediting the Net Profit or debiting the Net Loss, as the case may be, of the Trust for such Fiscal Period to the Capital Accounts of all Unitholders in proportion to their respective Capital Account balances at the beginning of such Fiscal Period.

(b)           Regulatory and Related Allocations. Notwithstanding any other provision in this Agreement to the contrary, the following special allocations shall be made in the following order:

(i)      Minimum Gain Chargeback. If there is a net decrease in Trust Minimum Gain during any Fiscal Year, each Unitholder shall be specially allocated items of Trust income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unitholder’s share of the net decrease in such Trust Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Unitholders pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2. This Section 9.3(b)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii)      Unitholder Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2, if there is a net decrease in Unitholder Nonrecourse Debt Minimum Gain attributable to a Unitholder Nonrecourse Debt during any Fiscal Year, each Unitholder who has a share of the Unitholder Nonrecourse Debt Minimum Gain attributable to such Unitholder Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2, shall be specially allocated items of Trust income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unitholder’s share of the net decrease in Unitholder Nonrecourse Debt Minimum Gain attributable to such Unitholder Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unitholder pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2.  This Section 9.3(b)(i)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii)                 Qualified Income Offset. In the event any Unitholder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) with respect to such Unitholder’s Capital Account, items of Trust income and gain shall be specially allocated to each such Unitholder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Unitholder as quickly as possible; provided that an allocation pursuant to this Section 9.3(b)(iii) shall be made only if and to the extent that such Unitholder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IX have been tentatively made as if this Section 9.3(b)(iii) were not in this Agreement.  This Section 9.3(b)(iii) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and should be interpreted consistently therewith.

(iv)                 Nonrecourse Deductions.  Any Nonrecourse Deductions for any Fiscal Year shall be allocated to the Unitholders in accordance with their respective Capital Accounts.

(v)      Gross Income Allocation. In the event any Unitholder has an Adjusted Capital Account Deficit, items of Trust income and gain shall be specially allocated to such Unitholder in an amount and manner sufficient to eliminate such Unitholder’s Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 9.3(b)(v) shall be made only if and to the extent that such Unitholder would have an Adjusted Capital Account Deficit after all other allocations provided for in this

Article IX (other than Section 9.3(b)(iii)) have been tentatively made as if this Section 9.3(b)(v) were not in this Agreement.

(vi)                 Loss Allocation Limitation.  No allocation of Net Loss (or items thereof) shall be made to any Unitholder to the extent that such allocation would create or increase an Adjusted Capital Account Deficit with respect to such Unitholder.

(vii)                 Unitholder Nonrecourse Deductions.  Any Unitholder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unitholder who bears the economic risk of loss with respect to the Unitholder Nonrecourse Debt to which such Unitholder Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2.

(c)           Curative Allocations. The allocations set forth in Section 9.3(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations under Section 704 of the Code. Notwithstanding any other provision of this Article IX (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Trust items of income, gain, loss, deduction and expense among the Unitholders so that, to the extent possible, the net amount of such allocations of other Trust items and the Regulatory Allocations shall be equal to the net amount that would have been allocated to the Unitholders pursuant to this Article IX if the Regulatory Allocations had not been made.

(d)           Section 754 Adjustments.  Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Trust asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Capital Accounts in a manner consistent with the Treasury Regulations.

(e)           Transfer of or Change in Interests.  The Trustees are authorized to adopt any convention or combination of conventions that they believe are reasonable for federal income tax purposes regarding the allocation and/or special allocation of items of Trust income, gain, loss, deduction and expense with respect to a newly issued Unit, a transferred Unit or a redeemed Unit.  A transferee of a Unit of the Trust shall succeed to the Capital Account of the transferor Unitholder to the extent it relates to the transferred Units of the Trust.  Neither the Trust nor the Trustees shall be required to provide any information to a transferee Unitholder in connection with an election by such transferee Unitholder under Code Section 732(d).

(f)           Syndication and Organization Expenses.  Syndication and organization expenses as defined in Section 709(a) of the Code (and, to the extent necessary as determined in the absolute discretion of the Trustees, any other items) may be allocated to the Capital Accounts of the Unitholders in the manner determined by the Trustees in their absolute discretion.

9.4           Allocations for Tax Purposes.  As of the end of each Fiscal Year of the Trust, items of Trust income, gain, loss, deduction and expense, all as determined for U.S. federal income tax purposes, shall be allocated, solely for U.S. federal income tax purposes, among the Unitholders pursuant to the following subparagraphs.  Such allocations shall be pro rata from short-term capital gain or loss and long-term capital gain or loss and ordinary income or loss realized by the Trust.  The Trustees may, in their sole and absolute discretion, adopt such methods and procedures as they deem appropriate to allocate items of gain and loss for federal income tax purposes with respect to the Trust to eliminate the difference between the Unitholders’ respective Capital Account balances and their respective tax basis in their Units, as determined for federal income tax purposes (each determined without regard to transfers), including, without limitation, in accordance with approaches described in Treasury Regulations Section 1.704-3(e)(3).  Without limiting the foregoing, the Trustees on the advice of the Adviser may, but shall not be required to, adopt in theirsole and absolute discretion, the methods and procedures described in this Section 9.4.

(a)           Items of ordinary income (including, without limitation, dividend and interest income) and expense (including, without limitation, management fees, brokerage fees and extraordinary expenses) shall be allocated in a manner consistent with the economic allocations described in Section 9.3(a).

(b)           Net realized capital gains and losses from the Trust’s trading activity shall be allocated as follows:

(i)      There shall be established a tax basis account with respect to each Unitholder’s interest in the Trust.  The initial balance of each tax basis account shall be the amount contributed to the capital of the Trust for such interest in the Trust.  As of the end of each Fiscal Year:

(1)          Each tax basis account shall be increased by the amount of (1) any additional Capital Contributions made to the Trust with respect to such Unitholder’s interest in the Trust and (2) any income or gain allocated to such Partner pursuant to this Section 9.4;

(2)          Each tax basis account shall be decreased by the amount of (1) expense or loss allocated to such Unitholder pursuant to this Section 9.4 and (2) any distribution received by such Unitholder with respect to its interest in the Trust other than upon a partial or complete withdrawal or redemption;

(3)          When any interest in the Trust is redeemed or withdrawn, the tax basis account attributable to such redeemed or withdrawn interest in the Trust (or withdrawn portion of such interest in the Trust) shall be eliminated; and

(4)          To the extent a valid  election has been made by the Trust pursuant to Section 754 of the Code, each tax basis account shall be increased or decreased, where appropriate, to reflect any adjustments to the tax basis of Trust property pursuant to Section 734 or 743 of the Code.

(ii)      Net realized capital gains shall be allocated first to each Unitholder who has withdrawn all of its interest in the Trust during the Fiscal Year up to any excess of the amount received upon such withdrawal over the tax basis account maintained for the withdrawn interest in the Trust at the time of such withdrawal (after taking into account the allocations described in Section 9.4(a).  If the gain to be so allocated to all Unitholders who have withdrawn all of their interests in the Trust during a Fiscal Year is less than the excess of all such amounts received upon withdrawal over all such tax basis accounts, the entire net realized capital gain for such Fiscal Year shall be allocated among all such Unitholders in the ratio that each such Unitholder’s allocable share of such excess bears to the aggregate excesses of all such Unitholders who withdrew all of their interests in the Trust during such Fiscal Year.

(iii)                 Net realized capital gains remaining after the allocations in subclause (ii) above shall be allocated to each Unitholder who has withdrawn less than all of its interests in the Trust during the Fiscal Year up to any excess of the amount received upon such partial withdrawal over that portion of the tax basis account maintained for the partially withdrawn interest in the Trust at the time of such withdrawal (after taking into account the allocations described in Section 9.4(a)).  If the gain to be so allocated to all Unitholders who have partially withdrawn interests in the Trust during a Fiscal Year is less than the excess of all such amounts received upon withdrawal over all such tax basis accounts, the net realized capital gain remaining after the allocations provided for in subclause (ii) above for such Fiscal Year shall be allocated among all partially withdrawing Unitholders in the ratio that each such Unitholder’s allocable share of such excess bears to the aggregate excesses of all such Unitholders who partially withdrew Interests in the Trust during such Fiscal Year.

(iv)                 Net realized capital gains remaining after the allocation in subclause (iii) above shall be allocated among all Unitholders whose Capital Accounts are in excess of their tax basis accounts (after taking into account the allocations described in Section 9.4(a)) in the ratio that each such Unitholder’s allocable share of such excess bears to all such Unitholders’ aggregate excesses.  If the gain to be so allocated is greater than the excess of all such Unitholders’ Capital Accounts over all such tax basis accounts, the excess shall be allocated among all Unitholders in the ratio that each Unitholder’s Capital Account bears to all Unitholders’ Capital Accounts.

(v)      Net realized capital losses shall be allocated first to each Unitholder who has withdrawn all of its interest in the Trust during the Fiscal Year up to any excess of the tax basis account maintained for the withdrawn interest in the Trust at the time of such withdrawal (after taking into account the allocations described in Section 9.4(a)) over the amount received upon such withdrawal.  If the losses to be so allocated to all partners who have withdrawn all of their interests in the Trust during a Fiscal Year is less than the excess of all tax basis accounts for such interests over all such amounts received, the entire net realized capital loss for such Fiscal Year shall be allocated among all such Unitholders in the ratio that each such Unitholder’s allocable share of such excesses bears to the aggregate excess of all such Unitholders who withdrew all of their interests in the Trust during such Fiscal Year.

(vi)                 Net realized capital loss remaining after the allocations provided for in subclause (v) above shall be allocated to each Unitholder withdrawing less than all of its interests in the Trust during a Fiscal Year up to the excess of the tax basis account (after taking into account the allocations provided for in Section 9.4(a)) maintained for the withdrawn interests in the Trust over the amount received upon such partial withdrawal at the time of such withdrawal.  If the loss to be so allocated to all Unitholders who have partially withdrawn interests in the Trust during a Fiscal Year is less than the excess of all such tax basis accounts over all such amounts received upon withdrawal, the entire capital loss for such Fiscal Year shall be allocated among all such Unitholders in the ratio that each such Unitholder’s excess bears to the aggregate excess of all such Unitholders who withdrew interests in the Trust during such Fiscal Year.

(vii)                 Net realized capital losses remaining after the allocation in subclause (vi) above shall be allocated among all Unitholders whose tax basis accounts are in excess of their Capital Accounts (after taking into account the allocations described in Section 9.4(a)) in the ratio that each such Unitholder’s allocable share of such excess bears to all such Unitholders’ aggregate excesses.  If the loss to be so allocated is greater than the excess of all such Unitholders’ tax basis accounts over all such Capital Accounts, the excess loss shall be allocated among all Unitholders in the ratio that each Unitholder’s Capital Account bears to all Unitholders’ Capital Accounts.

(viii)                 Any gain or loss required to be taken into account in accordance with Sections 475, 1256 or 1257 of the Code shall be considered a realized capital gain or loss for purposes of this Section 9.4.

(c)           The allocation of profit and loss for federal income tax purposes set forth herein is intended to allocate taxable profit and loss so as to eliminate, to the extent possible, any disparity between a Unitholder’s Capital Account and tax basis of Trust property, consistent with principles set forth in Section 704(c) of the Code.  In addition, for purposes of this Section 9.4, to the extent a Unitholder contributes to the Trust property with a fair market value that differs from the adjusted tax basis of such property, income, gain, loss, deduction and expense with respect to such property shall be allocated among the tax basis accounts of Unitholders so as to take account of the variation between the adjusted tax basis and fair market value of such property, consistent with Section 704(c) of the Code and applicable Treasury Regulations.

(d)           The allocations of profit and loss to the tax basis accounts of Unitholders provided in this Section 9.4 shall not exceed the allocations permitted under Subchapter K of the Code as determined by the Trustees, whose determination shall be binding as to all of the Unitholders.

(e)           The Unitholders are aware of tax consequences of the allocations made by this Section 9.4 and hereby agree to be bound by the provisions of this Section 9.4 in reporting their respective shares of items of Trust income, gain, loss, deduction and expense.

9.5           Determination of Certain Matters.  Notwithstanding anything expressed or implied to the contrary in this Trust Deed, all matters concerning the computation of Capital Accounts and tax basis accounts, the allocation of Net Profit (and items thereof) and Net Loss (and items thereof), the allocation of items of income, gain, loss, deduction and expense for tax purposes, the adoption or modification of any accounting procedures, including reserves for expenses and contingencies, any adjustments to the books and records of the Trust and all matters related to liquidation and dissolution of the Trust shall be determined by the Trustees in their sole and absolute discretion.  Such determination shall be final and conclusive as to all Unitholders.  Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Trustees shall determine that it is prudent to modify the manner in which the Capital Accounts and tax basis accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Unitholders, the Trustees may make such modifications.

9.6           No Deficit Makeup.  Notwithstanding anything herein to the contrary, upon liquidation of the Trust, no Unitholder shall be required to make any Capital Contribution to the Trust in respect of any deficit in such Unitholder’s Capital Account.

ARTICLE X

Determination of Net Asset Value; Net Income; Distributions

10.1           Net Asset Value.  The net asset value of each outstanding common Unit of the Trust shall be determined at such time or times on such days as the Trustees may determine, in accordance with the 1940 Act. The method of determination of net asset value shall be determined by the Trustees and shall be as set forth in the Memorandum or as may otherwise be determined by the Trustees. The power and duty to make the net asset value calculations may be delegated by the Trustees and shall be as generally set forth in the Memorandum or as may otherwise be determined by the Trustees.

10.2           Distributions to Unitholders.

(a)           The Trustees shall from time to time distribute ratably among the Unitholders of any class of Units, or any series of any such class, in accordance with the number of outstanding full and fractional Units of such class or any series of such class, such proportion of the net profits, surplus (including paid-in surplus), capital, or assets held by the Trustees as they may deem proper or as may otherwise be determined in accordance with this Declaration. Any such distribution may be made in cash or property (including without limitation any type of obligations of the Trust or any assets thereof) or Units of any class or series or any combination thereof, and the Trustees may distribute ratably among the Unitholders of any class of Units or series of any such class, in accordance with the number of outstanding full and fractional Units of such class or any series of such class, additional Units of any class or series in such manner, at such times, and on such terms as the Trustees may deem proper or as may otherwise be determined in accordance with this Declaration.

(b)           Distributions pursuant to this Section 10.2 may be among the Unitholders of record of the applicable class or series of Units at the time of declaring a distribution or among the Unitholders of record at such later date as the Trustees shall determine and specify.

(c)           The Trustees may retain from the net profits such amount as they may deem necessary to pay the debts or expenses of the Trust or to meet obligations of the Trust, or as they otherwise may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business.

(d)           Notwithstanding anything expressed or implied to the contrary in this Declaration, the Trustees are authorized to take any action that it determines to be necessary or appropriate to cause the Trust to comply with any foreign or United States federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Trust to any Unitholder or other person.  All amounts so withheld, and, in the manner determined by the Trustees in their sole and absolute discretion, amounts withheld with respect to any allocation, payment or distribution by any person to the Trust, shall be treated as distributions to the applicable Unitholders under the applicable provisions of this Agreement.  If any such withholding requirement with respect to any Unitholder exceeds the amount distributable to such Unitholder under this Agreement, or if any such withholding requirement was not satisfied with respect to any item previously allocated, paid or distributed to such Unitholder, such Unitholder or any successor or assignee with respect to such Unitholder’s interests in the Trust hereby indemnifies and agrees to hold harmless, on an after-tax basis, the Trustees, the other Unitholders and the Trust for such excess amount or such amount required to be withheld, as the case may be, together with any applicable interest, additions or penalties thereon.

(e)           For all purposes of this Declaration, (i) any property (other than United States dollars) that is distributed in kind to one or more Unitholders with respect to a Fiscal Year (including any in-kind distributions upon the dissolution and winding up of the Trust) shall be deemed to have been sold for cash (in United States dollars) equal to its fair market value (as determined under Article X) (net of any relevant liabilities secured by such property), (ii) the unrealized gain or loss inherent in such property shall be treated as recognized gain or loss for purposes of determining the Net Profit and Net Loss, (iii) such gain or loss shall be allocated to the Unitholders’ respective Capital Accounts pursuant to Article IX for such Fiscal Year and (iv) such in-kind distributions shall be made after giving effect to such allocation pursuant to Article IX.

10.3           Power to Modify Foregoing Procedures.  Notwithstanding any of the foregoing provisions of this Article X, the Trustees may prescribe, in their absolute discretion, except as may be required by the 1940 Act, such other bases and times for determining the per Unit asset value of the Trust’s Units or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Trust to comply with any provision of the 1940 Act, or any securities exchange or association registered under the Securities Exchange Act of 1934, or any order of exemption issued by the Commission, all as in effect now or hereafter amended or modified.

ARTICLE XI

Unitholders

11.1           Meetings of Unitholders. Meetings of Unitholders may be called by the Trustees from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Unitholders as herein provided, or upon any other matter deemed by the Trustees to be necessary or desirable. A special meeting of Unitholders shall be called by the Trustees for any proper purpose upon written request of Unitholders of the Trust holding in the aggregate not less than 51% of the outstanding Units of the Trust or class or series of Units having voting rights on the matter, such request specifying the purpose or purposes for which such meeting is to be called. Any Unitholder meeting, including a Special Meeting, shall be held within or without the State of Delaware on such day and at such time as the Trustees shall designate.

11.2           Voting.  Unitholders shall have no power to vote on any matter except matters on which a vote of Unitholders is required by the 1940 Act or other applicable law, this Declaration or resolution of the Trustees. Except as otherwise provided herein, any matter required to be submitted to Unitholders and affecting one or more classes or series of Units shall require approval by the required vote of all the affected classes and series of Units voting together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class or series of Units is required by the 1940 Act, such requirement as to a separate vote by that class or series of Units shall apply in addition to a vote of all the affected classes and series voting together as a single class. Unitholders of a particular class or series of

Units shall not be entitled to vote on any matter that affects only one or more other classes or series of Units. There shall be no cumulative voting in the election or removal of Trustees.

11.3           Notice of Meeting and Record Date.  Notice of all meetings of Unitholders, stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Unitholder of record entitled to vote thereat at its registered address, mailed at least 10 days and not more than 120 days before the commencement of the meeting or otherwise in compliance with applicable law.  Only the business stated in the notice of the meeting shall be considered at such meeting.  Any adjourned meeting may be held as adjourned one or more times without further notice not later than 180 days after the record date.  For the purposes of determining the Unitholders who are entitled to notice of and to vote at any meeting the Trustees may, without closing the transfer books, fix a date not more than 120 nor less than 10 days prior to the date of such meeting of Unitholders as a record date for the determination of the Persons to be treated as Unitholders of record for such purposes.

11.4           Quorum and Required Vote.  The holders of a majority of the Units entitled to vote on any matter at a meeting present in person or by proxy shall constitute a quorum at such meeting of the Unitholders for purposes of conducting business on such matter. The absence from any meeting, in person or by proxy, of a quorum of Unitholders for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, a quorum of Unitholders in respect of such other matters. Subject to any provision of applicable law, this Declaration or, to the extent not in conflict with a specific provision of this Declaration other than this Section 11.4,  a resolution of the Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business at any meeting of Unitholders, (i) the affirmative vote of a majority of the Units present in person or represented by proxy at the meeting at which a quorum is present and entitled to vote on the subject matter and voting or abstaining on such matter shall be the act of the Unitholders with respect to such matter, and (ii) where a separate vote of one or more classes or series of Units is required on any matter, the affirmative vote of a majority of the Units of such class or series of Units present in person or represented by proxy at the meeting at which a quorum of such class or series is present shall be the act of the Unitholders of such class or series with respect to such matter.  The Trustees are expressly authorized to adopt by-laws requiring the affirmative vote of a majority of the outstanding Units to elect a Trustee; provided, however, that in the absence of such by-law Trustees shall be elected by plurality vote.

11.5           Voting; Proxies, etc. Only Unitholders of record shall be entitled to vote.  Each full Unit shall be entitled to one vote and fractional Units shall be entitled to a vote of such fraction.  At any meeting of Unitholders, any holder of Units entitled to vote thereat may vote by properly authorized proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken.  The Trustees may authorize the granting of proxies by any means they deem reasonable, including by internet, telephone or other methods.  Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers or employees of the Trust.  No proxy shall be valid after the expiration of 11 months from the date thereof, unless otherwise provided in the proxy.  When any Unit is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Unit, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Unit.  A proxy purporting to be given by or on behalf of a Unitholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.  If the holder of any such Unit is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Unit, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

11.6           Reports.  The Trustees shall cause to be prepared at least annually and more frequently to the extent and in the form required by law, regulation or any exchange on which Trust Units are listed a report of operations containing a balance sheet and statement of income and undistributed income of the Trust prepared in conformity with generally accepted accounting principles and an opinion of an independent public accountant on such financial statements. Copies of such reports shall be mailed to all Unitholders of record within the time required by the 1940 Act, and in any event within a reasonable period preceding the meeting of Unitholders. The Trustees shall, in addition, furnish to the Unitholders at least semi-annually to the extent required by law, interim reports containing an unaudited balance sheet of the Trust as of the end of such period and an unaudited statement of income and surplus for the period from the beginning of the current fiscal year to the end of such period.

11.7           Inspection of Records. The records of the Trust shall be open to inspection by Unitholders to the same extent as is permitted shareholders of a corporation formed under the Delaware General Corporation Law.

11.8           Unitholder Action by Written Consent.  Any action which may be taken by Unitholders by vote may be taken without a meeting if the holders entitled to vote thereon of the proportion of Units required for approval of such action at a meeting of Unitholders pursuant to Section 10.4 consent to the action in writing and the written consents are filed with the records of the meetings of Unitholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Unitholders.

ARTICLE XII

Duration; Termination of Trust; Amendment; Mergers, Etc.

12.1           Duration.  Subject to possible termination in accordance with the provisions of Section 12.2 hereof, the Trust created hereby shall have perpetual existence.

12.2           Termination.

(a)           The Trust may be dissolved, after a majority of the Trustees have approved a resolution therefor, upon approval by not less than 75% of the Units of each class or series outstanding and entitled to vote, voting as separate classes or series, unless such resolution has been approved by 80% of the Trustees, in which case no vote of Unitholders shall be required. Upon the dissolution of the Trust:

(b)           The Trust shall carry on no business except for the purpose of winding up its affairs.

(i)      The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, merge where the Trust is not the survivor, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part in cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; provided that any sale, conveyance, assignment, exchange, merger in which the Trust is not the survivor, transfer or other disposition of all or substantially all the Trust Property of the Trust shall require approval of the principal terms of the transaction and the nature and amount of the consideration by Unitholders with the same vote as required to open-end the Trust.

(ii)      After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees shall distribute the remaining Trust Property to the Unitholders or their legal representatives in accordance with the positive balances in their respective Capital Accounts as determined after taking into account all adjustments to Capital Accounts for all periods.

(c)           After the winding up and termination of the Trust and distribution to the Unitholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and shall execute and file a certificate of cancellation with the Secretary of State of the State of Delaware. Upon termination of the Trust, the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Unitholders shall thereupon cease.

12.3           Amendment Procedure.

(a)           Except as provided in subsection (b) of this Section 12.3, this Declaration may be amended, after a majority of the Trustees have approved a resolution therefor, upon approval by a Majority Unitholder Vote. The Trustees also may amend this

Declaration without any vote of Unitholders of any class or series (i) to divide the Units of the Trust into one or more classes or additional classes, or one or more series of any such class or classes, (ii) to determine the terms of any class or series of Units, (iii) to change the name of the Trust or any class or series of Units, (iv) to make any change that does not adversely affect the relative rights or preferences of any Unitholder, as they may deem necessary, (v) to conform this Declaration to the requirements of the 1940 Act, the Delaware Statutory Trust Act or any other applicable federal or state laws or regulations, and (vi) to cure any ambiguity or correct or supplement any conflicting provisions of the Declaration of Trust, but the Trustees shall not be liable for failing to do so.

(b)           No amendment may be made to Section 2.1, Section 2.2, Section 2.3, Section 3.9, Section 5.1, Section 5.2, Section 12.2(a), this Section 12.3, Section 12.4, Section 12.6 or Section 12.7 of this Declaration, and no amendment may be made to this Declaration which would change any rights with respect to any Units of the Trust by reducing the amount payable thereon upon liquidation of the Trust or by diminishing or eliminating any voting rights pertaining thereto (except that this provision shall not limit the ability of the Trustees to authorize, and to cause the Trust to issue, securities pursuant to Section 6.2), except after a majority of the Trustees have approved a resolution therefor, by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Units of each affected class or series outstanding, voting as separate classes or series, or unless such amendment has been approved by 80% of the Trustees, in which case approval by a Majority Unitholder Vote shall be required. Nothing contained in this Declaration shall permit the amendment of this Declaration to impair the exemption from personal liability of the Unitholders, Trustees, officers, employees and agents of the Trust or to permit assessments upon Unitholders.

(c)           An amendment duly adopted by the requisite vote of the Board of Trustees and, if required, the Unitholders as aforesaid, shall become effective at the time of such adoption or at such other time as may be designated by the Board of Trustees or Unitholders, as the case may be. A certification in recordable form signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted by the Trustees and, if required, the Unitholders as aforesaid, or a copy of the Declaration, as amended, in recordable form, and executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Trust or at such other time designated by the Board.

12.4           Merger, Consolidation and Sale of Assets.  Except as provided in Section 11.7, the Trust or any subsidiary having a net asset value in excess of 25% of the net asset value of the Trust may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of the Trust Property or the property, including its good will, upon such terms and conditions and for such consideration when and as authorized by a favorable vote of a majority of the Trustees then in office followed by the favorable vote of the holders of not less than seventy-five percent (75%) of the Units; provided, however, that if such other corporation, association, trust or other organization shall have provisions in its governing documents substantially equivalent to Section 11.4 and Sections 12.1, 12.2, 12.3, this Section 12.4, 12.6 and 12.7 of this Declaration, such Unitholder approval shall be by a Majority Unitholder Vote and any such merger, consolidation, sale, lease or exchange shall be determined for all purposes to have been accomplished under and pursuant to the statutes of the State of Delaware.

12.5           Subsidiaries.  Without approval by Unitholders, the Trustees may cause to be organized or assist in organizing one or more corporations, trusts, partnerships, associations or other organizations to take over any portion of the Trust Property or to carry on any business in which the Trust shall directly or indirectly have any interest, and to sell, convey and transfer all or a portion of the Trust Property to any such corporation, trust, limited liability company, association or organization in exchange for the shares or securities thereof, or otherwise, and to lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, trust, limited liability company, partnership, association or organization, or any corporation, partnership, trust, limited liability company, association or organization in which the Trust holds or is about to acquire shares or any other interests.

12.6           Conversion.  Notwithstanding any other provisions of this Declaration or the By-Laws of the Trust, a favorable vote of a majority of the Trustees then in office followed by the favorable vote of the holders of not less than seventy-five percent (75%) of the Units of each affected class or series outstanding, voting as separate classes or series, shall be required to approve, adopt or authorize an amendment to this Declaration that makes such class or series of Units a “redeemable security” as that term is defined in the 1940 Act, unless such amendment has been approved by 80% of the Trustees, in which case approval by a Majority Unitholder Vote shall be required.  Upon the adoption of a proposal to convert the Trust from a “closed-end company” to an “open-end company” as those terms are defined by the 1940 Act and the necessary amendments to this Declaration to permit such a conversion of the Trust’s outstanding Units entitled to vote, the Trust shall, upon complying with any requirements of the 1940 Act and state law, become an “open-end” investment company.  Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the Units otherwise required by law, or any agreement between the Trust and any national securities exchange.

12.7           Certain Transactions.

(a)           Notwithstanding any other provision of this Declaration and subject to the exceptions provided in paragraph (d) of this Section, the types of transactions described in paragraph (c) of this Section shall require the affirmative vote or consent of a majority of the Trustees then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Units of each affected class or series outstanding, voting as separate classes or series, when a Principal Unitholder (as defined in paragraph (b) of this Section) is a party to the transaction. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Units otherwise required by law or by the terms of any class or series of preferred stock, whether now or hereafter authorized, or any agreement between the Trust and any national securities exchange.

(b)           The term “Principal Unitholder” shall mean any corporation, Person or other entity which is the beneficial owner, directly or indirectly, of five percent (5%) or more of the outstanding Units of any outstanding class or series and shall include any affiliate or associate, as such terms are defined in clause (ii) below, of a Principal Unitholder, and any affiliated person, as such term is defined in Section 2(a)(3)(i)-(iii) of the 1940 Act, of such Principal Unitholder, but shall not include the Fund’s investment adviser, any affiliated person of the Fund’s investment adviser or any investment company managed by the Fund’s investment adviser.  For the purposes of this Section, in addition to the Units which a corporation, Person or other entity beneficially owns directly, (a) any corporation, Person or other entity shall be deemed to be the beneficial owner of any Units (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding unit options granted by the Trust) or (ii) which are beneficially owned, directly or indirectly (including Units deemed owned through application of clause (i) above), by any other corporation, Person or entity with which such corporation, Person or other entity or any “affiliate” or “associate” (as defined below) thereof has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Units, or which is an “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 of such corporation, Person or other entity, and (b) the outstanding Units shall include Units deemed owned through application of clauses (i) and (ii) above but shall not include any other Units which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

(c)           This Section shall apply to the following transactions:

(i)      The merger or consolidation of the Trust or any subsidiary of the Trust with or into any Principal Unitholder.

(ii)      The issuance of any securities of the Trust to any Principal Unitholder for cash (other than pursuant to any automatic dividend reinvestment plan) unless immediately after giving effect to such issuance, such Principal Shareholder beneficially owns less than 15% of the total voting power of the Shares.

(iii)                 The sale, lease or exchange of all or any substantial part of the assets of the Trust to any Principal Unitholder (except assets having an aggregate fair market value of less than 5% of the total assets of the Trust, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(iv)                 The sale, lease or exchange to the Trust or any subsidiary thereof, in exchange for securities of the Trust, of any assets of any Principal Unitholder (except assets having an aggregate fair market value of less than 5% of the total assets of the Trust, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(d)           The provisions of this Section shall not be applicable to (i) any of the transactions described in paragraph (c) of this Section if 80% of the Trustees shall by resolution have approved a memorandum of understanding with such Principal Unitholder with respect to and substantially consistent with such transaction, in which case approval by a Majority Unitholder Vote shall be the only vote of Unitholders required by this Section, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Trust and its subsidiaries.

(e)           The Board of Trustees shall have the power and duty to determine for the purposes of this Section on the basis of information known to the Trust whether (i) a corporation, person or entity beneficially owns five percent (5%) or more of the outstanding Units of any class or series, (ii) a corporation, person or entity is an “affiliate,” “associate” or “affiliated person” (as defined above) of another, (iii) the assets being acquired or leased to or by the Trust or any subsidiary thereof constitute a substantial part of the assets of the Trust and have an aggregate fair market value of less than 5%, and (iv) the memorandum of understanding referred to in paragraph (d) hereof is substantially consistent with the transaction covered thereby.  Any such determination shall be conclusive and binding for all purposes of this Section.

ARTICLE XIII

Miscellaneous

13.1           Tax Classification.  The Trustees may take whatever action is necessary (including, if necessary, the filing of IRS Form 8832) to ensure that the Trust will be classified as a partnership for federal income tax purposes under the Code and the Treasury Regulations.  In addition, the Trustees may take all actions necessary to ensure that the Trust will be classified as a partnership for state and local income tax purposes.

13.2           Filing of Tax Returns.  The Trustees shall prepare and file, or cause the accountants of Trust to prepare and file, as the Trustees determine to be appropriate, a U.S. federal information tax return in compliance with Section 6031 of the Code and any required U.S. state, local and non-U.S. income tax and information returns for each tax year.

13.3           Tax Matters Partner.  One of the Trustees or such other qualified person as the Trustees may designate shall be designated as the tax matters partner of the Trust (the “Tax Matters Partner”) as provided in Section 6231(a)(7) of the Code.  Each person (for purposes of this Section 13.3, called a “Pass-Thru Partner”) that holds or controls a Unit on behalf of, or for the benefit of another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons shall, within 30 days following receipt from the Tax Matters Partner of a notice or document, convey such notice or other document in writing to all holders of Units holding such interest through such Pass-Thru Partner.  In the event the Trust shall be the subject of an income tax audit by any U.S. federal, state or local authority, to the extent the Trust is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner is authorized to act for, and its decision shall be final and binding upon, the Trust and each Unitholder thereof.  All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Unitholders.

13.4           Filing.

(a)           This Declaration and any amendment or supplement hereto shall be filed in such places as may be required or as the Trustees deem appropriate. Each amendment or supplement shall be accompanied by a certificate signed and acknowledged by a Trustee or the President stating that such action was duly taken in a manner provided herein, and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments contained therein. A restated Declaration, containing the original Declaration and all amendments and supplements theretofore made, may be executed from time to time by a majority of the Trustees in office and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments and supplements contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments and supplements thereto.

(b)           The Trustees hereby authorize and direct a Certificate of Trust, in the form attached hereto as Exhibit A, to be executed and filed with the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Statutory Trust Act.

13.5           Resident Agent.  The Trust shall maintain a resident agent in the State of Delaware, which appointment shall be become effective upon delivery of written notice thereof to the office of the Secretary of State of the State of Delaware. The Trustees may designate a successor resident agent, provided, however, that such appointment shall not become effective until written notice thereof is delivered to the office of the Secretary of the State of the State of Delaware.

13.6           Governing Law.  This Declaration is executed by the Trustees and delivered in the State of Delaware and with reference to the laws thereof, and the rights of all parties and the validity and construction of every provision hereof shall be subject to and construed according to laws of said State and reference shall be specifically made to the Delaware General Corporation Law as to the construction of matters not specifically covered herein or as to which an ambiguity exists, although such law shall not be viewed as limiting the powers otherwise granted to the Trustees hereunder and any ambiguity shall be viewed in favor of such powers.

13.7           Counterparts.  This Declaration may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

13.8           Reliance by Third Parties.  Any certificate executed by an individual who, according to the records of the Trust, or of any recording office in which this Declaration may be recorded, appears to be a Trustee hereunder, certifying to: (a) the number or identity of Trustees or Unitholders, (b) the name of the Trust, (c) the due authorization of the execution of any instrument or writing, (d) the form of any vote passed at a meeting of Trustees or Unitholders, (e) the fact that the number of Trustees or Unitholders present at any meeting or executing any written instrument satisfies the requirements of this Declaration, (f) the form of any By Laws adopted by or the identity of any officers elected by the Trustees, or (g) the existence of any fact or facts which in any manner relate to the affairs of the Trust, shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trustees and their successors.

13.9           Provisions in Conflict with Law or Regulation.

(a)           The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Declaration; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.

(b)           If any provision of this Declaration shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration in any jurisdiction.

13.10           Survival.  All indemnities and reimbursement obligations made pursuant to this Agreement shall survive the dissolution and liquidation of the Trust until expiration of the longest applicable statute of limitations (including limitations and waivers) with respect to the matter for which a person would be entitled to be indemnified or reimbursed, as the case may be.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed as of the day and year first above written.

/s/ Jerry V. Swank
Jerry V. Swank
Trustee

[Cushing MLP Infrastructure Master Fund – Agreement and Declaration of Trust]